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                                    EXHIBIT D
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Amendment to Long-Term Incentive Plan

Delete the existing definition of "Change of Control" and replace with the following:

"Change of Control" means the occurrence of any of the following:

         (a) any "Person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("the Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any corporation owned directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-2 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;

         (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation; other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or

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                                    EXHIBIT D
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                                                                     Page 2 of 2

         (d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.


Add to Section 4.3:

Notwithstanding anything in Section 3.4, if the Committee anticipates a Change in Control during the period between a determination of performance conditions for a Participant under Section 3.1 (b) and an award of Restricted Stock to that Participant relating to those performance conditions (the "Performance Period"), such Participant shall be entitled to an immediate award equivalent to a number of shares of Restricted Stock based upon the number of shares the Participant would have been awarded if all the performance conditions specified had been achieved over the Performance Period, prorated by the number of days in the Performance Period elapsing through the Change of Control. The Committee shall pay each such Participant an amount in cash equal to the anticipated value of such number of shares of Restricted Stock on the date of the Change of Control (calculated on the basis that such Restricted Stock is not subject to a Restricted Period under Section 4.2). Such payment shall be made on a date specified by the Committee, which date shall be prior to the anticipated Change of Control.